Exhibit 10.4

FIFTH AMENDMENT TO

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF GGP LIMITED PARTNERSHIP

THIS FIFTH AMENDMENT (this “Amendment”) is made and entered into as of September 5, 2013, by and among the undersigned parties.

W I T N E S S E T H:

WHEREAS, GGP Limited Partnership (the “Partnership”), a Delaware limited partnership, exists pursuant to that certain Third Amended and Restated Agreement of Limited Partnership, dated as of November 9, 2010, as amended (the “Partnership Agreement”), and the Delaware Revised Uniform Limited Partnership Act;

WHEREAS, GGP, Inc., a Delaware corporation, is the sole general partner of the Partnership (the “General Partner”);

WHEREAS, the General Partner has determined that additional funds are desired by the Partnership in excess of funds anticipated to be available (the “Required Funds”) and that such Required Funds should be contributed to the Partnership;

WHEREAS, General Growth Properties, Inc., a Delaware corporation (the “Public REIT”) has issued certain debt securities pursuant to that certain Loan Agreement dated as of September 5, 2013 (the “Loan”) among the Public REIT and Bank of America, NA in order to, among other reasons, raise the Required Funds;

WHEREAS, the Public REIT has caused the Required Funds raised by the issuance of the Loan to be contributed to the General Partner, and the General Partner has made a contribution of the Required Funds to the Partnership;

WHEREAS, pursuant to Section 4.3(d) of the Third Restated Partnership Agreement, upon receipt of the Required Funds, the Partnership is required to issue Preferred Units with terms that are equivalent to the terms of the Loan, and the General Partner is authorized, on behalf of each of the partners, to amend the Partnership Agreement to reflect the issuance of Series I Preferred Units.

WHEREAS, the General Partner has determined that, in the event the Partnership elects to designate any portion of its total distributions as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code), no portion of such capital gain amount shall be allocable to the holders of the Series H Preferred Units and that Schedule F to the Partnership Agreement should be amended accordingly.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do herby agree as follows:

1.                                      Capitalized Terms.  Capitalized terms used but not defined herein shall have the definitions assigned to such terms in the Partnership Agreement.

2.                                      Amendment of Section 1.1.

a.                    The term “Series I Preferred Units” shall be inserted immediately following the definition of “Series H Preferred Units” and shall be defined as follows:

“Series I Preferred Units” shall mean the series of preferred units of the Partnership designated as Series I Preferred Units having such designations, preferences and other rights described in Schedule G.

b.                    The term “Units” set forth in Section 1.1 shall be deleted in its entirety and replaced with the following:

“Units” shall mean the partnership units in the Partnership established and issued from time to time in accordance with the terms hereof, including without limitation Common Units and Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units.  The number and designation of all Units held by each Partner is set forth opposite such Partner’s name on Exhibit A.

3.                                      Amendment of Preferred Units.  Section 4.7 of the Partnership Agreement is hereby deleted in its entirety and the following is hereby inserted in its place and stead:

4.7                               Preferred Units.  The Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and Series I Preferred Units have been established and have the rights, preferences, limitations and qualifications as are described in Schedule A, Schedule B, Schedule C, Schedule D, Schedule E, Schedule F and Schedule G, respectively, in addition to the applicable rights and preferences contained herein.

4.                                      Amendment of Distributions with Respect to Preferred Units.  Section 5.9 of the Partnership Agreement is amended by inserting the following subsection (g) immediately following subsection (f):

(g)                                  The holders of Series I Preferred Units are entitled to monthly, cumulative partnership distributions when, if and as declared, in an amount calculated at the applicable per annum rate applied to the $1,000 liquidation preference per Series I Preferred Unit, as more particularly described in Schedule G.

5.                                      Amendment of Liquidation Preference of Preferred Units.  Section 7.8 of the Partnership Agreement is amended by inserting the following subsection (g) immediately following subsection (f):

(g)                                  The holders of Series I Preferred Units shall have the rights and preferences described in Schedule G.

6.                                      Addition of Schedule G.  Schedule G attached hereto shall be inserted into the Partnership Agreement immediately following Schedule F.

7.                                      New Exhibit A.  Exhibit A to the Partnership Agreement, identifying the Partners, the number and class of series of Units owned by each of them and their respective Percentage Interests, if any, is hereby deleted in its entirety and the Exhibit A in the form attached hereto is hereby inserted in its place and stead.

8.                                      Other Provisions Unaffected.  Except as expressly amended hereby, the Partnership Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the day and year first written above.

GENERAL PARTNER:

GGP, INC.,
a Delaware corporation
By:	/s/Marvin J. Levine
Marvin J. Levine, Esq.
Executive Vice President & Chief Legal Officer

EXHIBIT A TO THE

AGREEMENT OF LIMITED PARTNERSHIP

OF GGP LIMITED PARTNERSHIP

as of September 5, 2013

PARTNER NAME	Number of Common Units	% Common Ownership	% Overall Ownership*	Number of Series B Preferred Units	Number of Series D Preferred Units	Number of Series E Preferred Units	Number of Series F Preferred Units	Number of Series G Preferred Units	Number of Series H Preferred Units	Number of Series I Preferred Units
General Partner:

GGP, Inc.	9,000,000	0.989929%	0.985123%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	100,000

Limited Partners:

GGP Limited Partnership II	893,984,750.1700	98.331229%	97.718272%	0.0000	0.0000	0.0000	360	10,000,000	1,500,000	0.0000
Westroads-Oaks, Inc.	0.0000	0.000%	—	0.0000	0.0000	0.0000	104,000	0.0000	0.0000	0.0000

Piedmont Partners:
Helen Roth Trust	87,072.0000	0.009577%	0.163915%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Forbes/Cohen Partners:
Avern L. Cohn Trust	173,397.0000	0.019072%	234,051.000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Rita C. Haddow Trust u/t/a 2/8/98	173,397.0000	0.019072%	104,039.000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

SW Plaza Partners:
Bonnie D. O’Connell (Primack)	40,000.0000	0.004400%	0.001792%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Cyd Rodriguez	50,000.0000	0.005500%	0.004378%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Benjamin May Trust, Ian D. Gardenswartz Trustee	26,639.0000	0.002930%	0.005473%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Lindsay Faith May Trust, Ian D. Gardenswartz Trustee	26,639.0000	0.002930%	0.001313%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Robert Klausner	16,374.0000	0.001801%	0.000055%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Donald B. May	12,000.0000	0.001320%	0.000896%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Gregory Specht	13,500.0000	0.001485%	0.000907%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

PARTNER NAME	Number of Common Units	% Common Ownership	% Overall Ownership*	Number of Series B Preferred Units	Number of Series D Preferred Units	Number of Series E Preferred Units	Number of Series F Preferred Units	Number of Series G Preferred Units	Number of Series H Preferred Units	Number of Series I Preferred Units
Donald Kay	8,286.0000	0.000911%	0.002916%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Altamonte Partners:
Gerald D Hines	24,580.0000	0.002704%	0.002697%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Edward J. DeBartolo Family Testamentary Trust I f/b/o Edward J. DeBartolo, Jr.	42,191.0000	0.004641%	0.004629%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Lisa M. DeBartolo	14,064.0000	0.001547%	0.001543%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Tiffanie L. DeBartolo	14,063.0000	0.001547%	0.001543%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Nicole DeBartolo	14,063.0000	0.001547%	0.001543%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Glenn J. Rufrano	66,138.0000	0.007275%	0.007256%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
CRH Co., Inc.	6,144.0000	0.000676%	0.000674%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Former Series C Partners(Glendale Galleria):
Patrick S. Donahue, not individually, but solely as Trustee of the Patrick and Paula Donahue Family Trust	29,517.2740	0.003247%	0.003239%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thomas L. Schriber, not individually, but solely as Trustee of the Thomas L. Schriber Revocable Trust	244,239.7727	0.026864%	0.026797%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Jari L. Stuart, not individually, but solely as Trustee of the Stuart Family Revocable Living Trust	179,829.1871	0.019780%	0.019730%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

PARTNER NAME	Number of Common Units	% Common Ownership	% Overall Ownership*	Number of Series B Preferred Units	Number of Series D Preferred Units	Number of Series E Preferred Units	Number of Series F Preferred Units	Number of Series G Preferred Units	Number of Series H Preferred Units	Number of Series I Preferred Units
William J. Kenney, Jr., not individually, but solely as Trustee of the William K. Kenney, Jr. Separate Property Trust	59,853.8719	0.006583%	0.006567%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Glenn C. Myers, not individually, but solely as Trustee of the Glenn C. Myers Family Trust	12,497.5912	0.001375%	0.001371%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Jack Jensen	47,356.2807	0.005209	0.005196%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Valley Hills Mall
Peter D. Leibowits	499.0000	0.000055%	0.000055%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Other Partners:
Stanley Richards Revocable Trust	449,121.0000	0.049400%	0.049276%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
MB Capital Units, L.L.C.	2,817,811.0705	0.309937%	0.309163%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
General Growth Companies, Inc.	24,957.8200	0.002745%	0.002738%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Matthew Bucksbaum Revocable Trust	1,497,512.0000	0.164714%	0.164303%	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Series B Preferred Partners (JP Realty - Price Development):
Burke Cloward	0.0000		0.005992%	18,510.1200	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
James Cordano	0.0000		0.000259%	799.1820	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Gregory Curtis	0.0000		0.000444%	1,370.2500	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Fairfax Holding, LLC	0.0000		0.353693%	1,092,572.9347	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Rex and Barbara Frazier Family Trust	0.0000		0.005366%	16,576.6320	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Michael Frei	0.0000		0.002604%	8,044.5420	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Hall Investment Company	0.0000		0.004214%	13,016.0700	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

PARTNER NAME	Number of Common Units	% Common Ownership	% Overall Ownership*	Number of Series B Preferred Units	Number of Series D Preferred Units	Number of Series E Preferred Units	Number of Series F Preferred Units	Number of Series G Preferred Units	Number of Series H Preferred Units	Number of Series I Preferred Units
Kenneth G. Hansen Trust u/t/a dated 11/14/2000	0.0000		0.000862%	2,663.2440	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
King American Hospital, Ltd.	0.0000		0.001719%	5,310.7580	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Warren P. King	0.0000		0.001098%	3,392.4780	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Paul K. Mendenhall	0.0000		0.001214%	3,751.6140	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
North Plains Development Company, Ltd.	0.0000		0.003216%	9,935.2260	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Carl E. Olson	0.0000		0.000704%	2,174.6520	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Martin G. Peterson	0.0000		0.003376%	10,428.5160	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Deidra Price	0.0000		0.000000%	226.0260	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
John Price	0.0000		0.000073%	766.2960	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Steven Price	0.0000		0.000248%	1,446.9840	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Red Cliffs Mall Investment Company, Ltd.	0.0000		0.000468%	76,910.9580	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Philip P. Taylor	0.0000		0.024898%	8,909.3337	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Jennifer Wallin	0.0000		0.002884%	226.0260	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Lena Wilcher as Trustee of the Lena Wilcher Revocable Trust	0.0000		0.002884%	2,683.3333	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Series D Preferred Partner (Foot Hills):
Everitt Enterprises, Inc.	0.0000		0.088158%	0.0000	532,749.6574	0.0000	0.0000	0.0000	0.0000	0.0000

Series E Preferred Partner (Four Seasons):
Koury Corporation	0.0000		0.071605%	0.0000	0.0000	502,657.8128	0.0000	0.0000	0.0000	0.0000

*calculated on the converted basis to common units.  Series F, G, H and Series I Units are not convertible to common units.

SCHEDULE F

1.             Definitions.  As used in this Schedule F, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Applicable Margin” means, at any date of determination, a percentage per annum determined by reference to the Loan-to-Value Ratio as set forth below:

Pricing Level	Loan-to-Value Ratio	Applicable Margin for Base Rate Units	Applicable Margin for LIBOR Units
I	< 65%	1.50%	2.50%
II	> 65%	1.75%	2.75%

The Applicable Margin for each Base Rate Unit shall be determined by reference to the Loan-to-Value Ratio in effect from time to time and the Applicable Margin for each LIBOR Unit shall be determined by reference to the Loan-to-Value Ratio in effect on the first day of such distribution period.

“Base Rate” shall mean, with respect to any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus ½ of 1% per annum, (b) the Prime Rate for such day, and (c) the one-month LIBOR Rate plus 1% per annum.  Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Unit” shall mean Series H Preferred Units that generate monthly distributions based upon the Base Rate.

“Default Rate” shall mean a rate per annum that is equal to the lesser of (a) maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the note issued by General Growth Properties, Inc., as borrower under the Loan Agreement, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan, or (b) the applicable distribution rate with respect to such Series H Preferred Unit plus 2%.

“Distribution Payment Date” shall mean, with respect to any Distribution Period, the first day of each month of each year, or, if not a business day, the next succeeding business day.

“Distribution Period” means, with respect to any LIBOR Unit, a period of seven (7) days, or one (1), two (2), three (3) or six (6) months, commencing on the date such LIBOR Unit is issued, on the day such LIBOR Unit is converted from a Base Rate Unit or on the last day of the immediately preceding Distribution Period for such Unit and ending on the day which corresponds numerically to such date seven (7) days, or one (1), two (2), three (3) or six (6) months thereafter, as applicable, provided that (i) each Distribution Period of one (1), two (2), three (3) or six (6) months that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month; (ii) each Distribution Period that would otherwise end on a day that is not a business day shall end on the next succeeding business day, provided that if the Maturity Date would otherwise fall on a day that is not a business day, the Maturity Date shall be the immediately preceding business day; provided further that, other than with respect to Distribution Periods of seven days, if said next succeeding business day falls in a new calendar month, such Distribution Period shall end on the immediately preceding business day; (iii) unless the Distribution Period for a LIBOR Unit is seven (7) days, no Libor Unit shall have a Distribution Period of less than one month  and, if the Distribution Period for any LIBOR Unit would otherwise be a shorter period, such Unit shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Units; (iv) in no event shall any Distribution Period extend beyond the Maturity Date; and (v) with respect to the Distribution Payment Date occurring in May, 2013, the Distribution Period shall be the period commencing on April 26 and ending on May 1, 2013.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided that (a) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day as so published on the next succeeding business day, and (b) if no such rate is so published on such next succeeding business day, the Federal Funds Rate for such day shall be the rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) representing the average of the quotations at approximately 10:00 a.m. (New York City time) on such day on such transactions received by U.S. Bank National Association from three Federal funds brokers of recognized standing selected by U.S. Bank National Association in its sole discretion.

“Prime Rate” means from time to time, the rate of interest established by U.S. Bank National Association as its prime commercial lending rate.

“LIBOR Unit” shall mean Series H Preferred Units that generate monthly distributions at the LIBOR Rate.

“LIBOR Rate” shall mean, with respect to any LIBOR Unit and a particular Distribution Period, (i) for the first  Distribution Period (i.e., ending May 1, 2013), 2.6875% per annum and (ii) for each Distribution Period thereafter, the LIBOR rate taken from Reuters Screen LIBOR01 page or any successor thereto, which shall be that LIBOR rate in effect two New York Banking Days prior to such Distribution Period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent; provided that the LIBOR Rate shall never be less than zero.  The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Loan Agreement” shall mean the Loan Agreement dated as of April 26, 2013 in the principal sum of $1,500,000,000 by and among General Growth Properties, Inc., as borrower, U.S. Bank National Association, as administrative agent, RBC Capital Markets and U.S. Bank National Association, as joint lead arrangers and bookrunners, and those property guarantors and lenders listed on the signature pages therein.  The “Loan” shall mean the loans to be made to General Growth Properties, Inc., as borrower, under the Loan Agreement.

“Loan-to-Value Ratio” shall mean the ratio, as of a particular date, calculated in accordance with the Loan Agreement.

“Maturity Date” shall mean April 26, 2016; provided, however, holders of Series H Preferred Units may extend the Maturity Date for two (2) successive terms (the “Extension Option”) of one (1) year each (each, an “Extension Period”) to (y) April 26, 2017 if the first Extension Option is exercised and (z) April 26, 2018 if the second Extension Option is exercised.

2.             Designation and Number; Etc.  The Series H Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Third Amended and Restated Agreement of Limited Partnership to the extent applicable).  The authorized number of Series H Preferred Units shall be 1,500,000.  Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule F and any other provision of the Third Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule F shall control.

3.             Rank.  The Series H Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a)           senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series H Preferred Units;

(b)           on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series H Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c)           junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series H Preferred Units.

4.             Voting.  The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series H Preferred Units voting separately as a class:

(a)           authorize, create or increase the authorized or issued amount of any class or series of partnership interests of the Partnership ranking senior to the Series H Preferred Units with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or interest convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or

(b)           amend, alter or repeal the provisions of these Series H Preferred Units, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Units or the holders thereof.

For purposes of this Section 4, each Series H Preferred Unit shall have one (1) vote.  Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series H Preferred Units shall have been redeemed.  Except as provided herein, the holders of Series H Preferred Units shall not have any voting or consent rights or other rights to participate in the management of the Partnership or to receive notices of meetings.

5.             Unit Type Conversions.  The Series H Preferred Units are distinguished by “Type.”  The “Type” of Unit refers to whether such Unit is a Base Rate Unit or a LIBOR Unit, each of which constitutes a Type of Series H Preferred Unit.  The holders of Series H Preferred Units shall have the right to convert Units of one Type into Units of another Type at any time or from time to time.  Unit holders shall designate the Type of Series H Preferred Unit being acquired at the time of issuance, and such Type shall continue unless such holder directs the Partnership to convert such Type into another Type.  Absent instructions from a Unit holder to select the duration of any Distribution Period for any LIBOR Unit, such Unit shall continue as a LIBOR Unit with a Distribution Period of one (1) month on the last day of the then-current Distribution Period for such Unit or, if outstanding as a Base Rate Unit, shall remain as a Base Rate Unit.

6.             Distributions.

(a)           Regular Distributions.  Subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series H Preferred Units, the holders of Series H Preferred Units shall be entitled to receive on each Distribution Payment Date, out of assets of the Partnership legally available for the payment of the distributions, monthly cumulative cash distributions at the following rates per annum on the $1,000 liquidation preference per Series H Preferred Unit:

(i)            during such periods as the Series H Preferred Units are Base Rate Units, the Base Rate plus the Applicable Margin; and

(ii)           during such periods as the Series H Preferred Units are LIBOR Units, the LIBOR Rate for such period plus the Applicable Margin.

Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists (as such term is defined in the Loan Agreement), the holders of Series H Preferred Units shall be entities to receive on each Distribution Payment Date, cash distributions at the applicable Default Rate on $1,000 liquidation preference per Unit and all distributions thereon not paid when due.  In addition to any distributions due under this Section 6, the Partnership shall pay to holders of Series H Preferred Units a late payment premium in the amount of two percent (2%) of any payments of distributions made two days after the Distribution Payment Date.

(b)           Distributions on the Series H Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared.

(c)           Distributions on the Series H Preferred Units shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the General Partner) monthly in arrears on each Distribution Payment Date.  The initial distribution on the Series H Preferred Units, which shall be paid on May 1, 2013 if declared by the General Partner, shall be for less than a full month and shall be in the amount of $559,895.83 per Series H Preferred Unit.  Distributions payable on the Series H Preferred Units shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such Distribution is payable.

(d)           The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date.  The record date for distributions upon the Series H Preferred Units shall be the business day immediately preceding the related Distribution Payment Date, or such other date that the General Partner shall designate that is not more than 30 days prior to the applicable Distribution Payment Date.

(e)           No distribution on the Series H Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series H Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule F).

(f)            Distributions on the Series H Preferred Units shall accrue and accumulate, however, whether the Partnership has earnings, whether there are funds legally available for the payment of distributions and whether such distributions are declared by the General Partner.

(g)           Except as provided in Section 6(h) of this Schedule F, so long as any Series H Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series H Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series H Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series H Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series H Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to any redemption rights agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

(h)           When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series H Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series H Preferred Units, all distributions declared upon the Series H Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series H Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series H Preferred Units and such other partnership interests in the Partnership shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series H Preferred Units and such other partnership interests in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other

(i)            Any distribution payment made on Series H Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.

(j)            Intentionally Omitted.

(k)           Distributions with respect to the Series H Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule F shall be construed and applied consistently with such Treasury Regulations.

7.             Liquidation Preference.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the Partnership or Units ranking junior to the Series H Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series H Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series H Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1,000.00 (or property having a fair market value as determined by the General Partner valued at $1,000.00 per Series H Preferred Unit), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).

(b)           If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series H Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series H Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series H Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series H Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series H Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.

(c)           Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(d)           After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 7(a) of this Schedule F, the holders of Series H Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(e)           For the purposes of this Section 7, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

8.             Redemption.

(a)           Mandatory Redemptions.

(i)            Extension Period Redemptions.  On each Distribution Payment Date during each Extension Period, the Partnership shall redeem a number of Series H Preferred Units equal to the quotient obtained by dividing (y) the Extension Period Redemption Payment by (z) the liquidation value of $1,000 per Series H Preferred Unit.   The Extension Period Redemption Payment shall be an amount calculated by the Partnership equal to the constant monthly principal payments required to fully amortize, over a term of thirty (30) years, the a loan in an amount equal to the then outstanding principal amount of the Loan, assuming a debt constant of 7.58% (calculated based on an annual interest rate of 6.5% and such thirty (30) year amortization schedule).

(ii)           On the Maturity Date, the Partnership shall redeem the Series H Preferred Units at a redemption price equal to the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.

(b)           Optional Redemption. The holders of the Series H Preferred Units shall have the right to redeem the Series H Preferred Units, in whole or in part, for cash, at a redemption price of the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions and a redemption fee, which shall be an amount equal to the applicable “Prepayment Premium” that would be payable pursuant to the terms of the Loan Agreement in the event the Loan were repaid prior to its maturity date.

9.             Purpose.  The Series H Preferred Units are issued by the Partnership in accordance with, and pursuant to, Section 4(d)(ii) of the Third Amended and Restated Agreement of Limited Partnership of GGP Limited Partnership, as amended, and as a direct result of the Unit holders’ contribution of Loan proceeds to the Partnership.  Accordingly, the terms set forth on this Exhibit F are intended to be equivalent to the terms of the Note issued by General Growth Properties, Inc., as borrower, under the Loan Agreement.  To the extent that the terms herein do not provide such equivalency, whether through omission or otherwise, the Partnership shall be authorized, notwithstanding any provision herein to the contrary, to make such adjustments to the provisions of this Exhibit F and the Series H Preferred Units.

SCHEDULE G

10.          Definitions.  As used in this Schedule G, the following terms shall have the meanings set forth below, unless the context otherwise requires:

“Default Rate” shall mean a rate per annum that is equal to the lesser of (a) maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the note issued by General Growth Properties, Inc., as borrower under the Loan Agreement, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan, or (b) the applicable distribution rate with respect to such Series I Preferred Unit plus 2%.

“Distribution Payment Date” shall mean the first day of each month of each year, or, if not a business day, the next succeeding business day (provided no interest, additional distributions or other sums shall accrue or accumulate on the amount so payable for the period from and after the Distribution Payment Date to the next succeeding business day).

“LIBOR Rate” shall mean the LIBOR rate taken from Reuters Screen LIBOR01 page or any successor thereto, which shall be that LIBOR rate in effect two New York Banking Days prior to the first day of each calendar month, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent; provided that the LIBOR Rate shall never be less than zero.  The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Loan Agreement” shall mean the Loan Agreement dated as of September 5, 2013 in the principal sum of $100,000,000 by and among General Growth Properties, Inc., as borrower, Columbia Mall L.L.C., as guarantor, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger and bookrunner.  The “Loan” shall mean the loans to be made to General Growth Properties, Inc., as borrower, under the Loan Agreement.

“Maturity Date” shall mean September 5, 2018.

11.          Designation and Number; Etc.  The Series I Preferred Units have been established and shall have such rights, preferences, limitations and qualifications as are described herein (in addition to the rights, preferences, limitations and qualifications contained in the Third Amended and Restated Agreement of Limited Partnership to the extent applicable).  The authorized number of Series I Preferred Units shall be 100,000.  Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Schedule G and any other provision of the Third Amended and Restated Agreement of Limited Partnership, the provisions of this Schedule G shall control.

12.          Rank.  The Series I Preferred Units shall, with respect to the payment of distributions and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, rank as follows:

(a)           senior to all classes or series of Common Units and to all Units the terms of which provide that such Units shall rank junior to the Series I Preferred Units;

(b)           on a parity with the Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units, Series G Preferred Units, Series H Preferred Units and each other series of Preferred Units issued by the Partnership which does not provide by its express terms that it ranks junior or senior in right of payment to the Series I Preferred Units with respect to payment of distributions or amounts upon liquidation, dissolution or winding-up; and

(c)           junior to any class or series of Preferred Units issued by the Partnership that ranks senior to the Series I Preferred Units.

13.          Voting.  The Partnership shall not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series I Preferred Units voting separately as a class:

(a)           authorize, create or increase the authorized or issued amount of any class or series of partnership interests of the Partnership ranking senior to the Series I Preferred Units with respect to the payment of distributions or rights upon liquidation, dissolution or winding up of the Partnership, or reclassify any authorized partnership interests into, or create, authorize or issue any obligation or interest convertible into, exchangeable for or evidencing the right to purchase, any such senior partnership interests; or

(b)           amend, alter or repeal the provisions of these Series I Preferred Units, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series I Preferred Units or the holders thereof.

For purposes of this Section 4, each Series I Preferred Unit shall have one (1) vote.  Notwithstanding anything to the contrary contained herein, the foregoing voting provisions shall not apply if, prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series I Preferred Units shall have been redeemed.  Except as provided herein, the holders of Series I Preferred Units shall not have any voting or consent rights or other rights to participate in the management of the Partnership or to receive notices of meetings.

14.          Distributions.

(l)            Regular Distributions.  Subject to the rights of the holders of Preferred Units ranking senior to or on parity with the Series I Preferred Units, the holders of Series I Preferred Units shall be entitled to receive on each Distribution Payment Date, out of assets of the Partnership legally available for the payment of the distributions, monthly cumulative cash distributions at the LIBOR Rate on the $1,000 liquidation preference per Series I Preferred Unit.  Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists (as such term is defined in the Loan Agreement), the holders of Series I Preferred Units shall be entities to receive on each Distribution Payment Date, cash distributions at the applicable Default Rate on $1,000 liquidation preference per Unit and all distributions thereon not paid when due.  In addition to any distributions due under this Section 5, the Partnership shall pay to holders of Series I Preferred Units a late payment premium in the amount of two percent (2%) of any payments of distributions made two days after the Distribution Payment Date.

(m)          Distributions on the Series I Preferred Units shall only be paid when, as and if declared by the General Partner, however, distributions shall accumulate whether or not so declared.

(n)           Distributions on the Series I Preferred Units shall accrue and be cumulative from, and including, the date of original issuance and shall be payable (when, as and if declared by the General Partner) monthly in arrears on each Distribution Payment Date.  The initial distribution on the Series I Preferred Units, which shall be paid on October 1, 2013 if declared by the General Partner, shall be for less than a full month and shall be in the amount of approximately $1.3961 per Series I Preferred Unit.  Distributions payable on the Series I Preferred Units shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such Distribution is payable.

(o)           The Partnership shall pay distributions to holders of record at the close of business on the applicable distribution record date.  The record date for distributions upon the Series I Preferred Units shall be the business day immediately preceding the related Distribution Payment Date, or such other date that the General Partner shall designate that is not more than 30 days prior to the applicable Distribution Payment Date.

(p)           No distribution on the Series I Preferred Units shall be declared by the General Partner or paid or set apart for payment by the Partnership at such time as and to the extent that the terms and provisions of any bona fide agreement of the Partnership, including any agreement relating to bona fide indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or to the extent that such declaration of payment shall be restricted or prohibited by law (and such failure to pay distributions on the Series I Preferred Units shall prohibit other distributions by the Partnership as described in this Schedule G).

(q)           Distributions on the Series I Preferred Units shall accrue and accumulate, however, whether the Partnership has earnings, whether there are funds legally available for the payment of distributions and whether such distributions are declared by the General Partner.

(r)            Except as provided in Section 5(h) of this Schedule G, so long as any Series I Preferred Units are outstanding, (i) no cash or non-cash distributions (other than in Common Units or other Units ranking junior to the Series I Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership) shall be declared or paid or set apart for payment upon the Common Units or any other class or series of partnership interests in the Partnership or Units ranking, as to payment of distributions or amounts distributable upon liquidation, dissolution or winding-up of the Partnership, on a parity with or junior to the Series I Preferred Units, for any period and (ii) no Common Units or other Units ranking junior to or on a parity with the Series I Preferred Units as to payment of distributions or amounts upon liquidation, dissolution or winding-up of the Partnership shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Units) by the Partnership (except by conversion into or exchange for other Units ranking junior to the Series I Preferred Units as to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Partnership or by redemptions pursuant to any redemption rights agreements) unless, in the case of either clause (i) or (ii), full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment.

(s)            When distributions are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series I Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series I Preferred Units, all distributions declared upon the Series I Preferred Units and any other partnership interests in the Partnership or Units ranking on a parity as to payment of distributions with the Series I Preferred Units shall be declared or paid pro rata so that the amount of distributions declared per Unit of Series I Preferred Units and such other partnership interests in the Partnership shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Unit on the Series I Preferred Units and such other partnership interests in the Partnership (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Units do not have cumulative distributions) bear to each other

(t)            Any distribution payment made on Series I Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Units that remains payable.

(u)           Distributions with respect to the Series I Preferred Units are intended to qualify as permitted distributions of cash that are not treated as a disguised sale within the meaning of Treasury Regulation §1.707-4 and the provisions of this Schedule G shall be construed and applied consistently with such Treasury Regulations.

15.          Liquidation Preference.

(a)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, before any payment or distribution of the assets of the Partnership (whether capital or surplus) shall be made to or set apart for the holders of Common Units or any other partnership interests in the

Partnership or Units ranking junior to the Series I Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding-up of the Partnership, the holders of the Series I Preferred Units shall, with respect to each such Unit, be entitled to receive, out of the assets of the Partnership available for distribution to Partners after payment or provision for payment of all debts and other liabilities of the Partnership and subject to the rights of the holders of any series of Preferred Units ranking senior to or on parity with the Series I Preferred Units with respect to payment of amounts upon liquidation, dissolution or winding-up of the Partnership, an amount equal to $1,000.00 (or property having a fair market value as determined by the General Partner valued at $1,000.00 per Series I Preferred Unit), plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution (including all accumulated and unpaid distributions).

(b)           If, upon any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series I Preferred Units are insufficient to pay in full the preferential amount aforesaid on the Series I Preferred Units and liquidating payments on any other Units or partnership interests in the Partnership of any class or series ranking, as to payment of distributions and amounts upon the liquidation, dissolution or winding-up of the Partnership, on a parity with the Series I Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series I Preferred Units and any such other Units or partnership interests in the Partnership ratably in accordance with the respective amounts that would be payable on such Series I Preferred Units and such other Units or partnership interests in the Partnership if all amounts payable thereon were paid in full.

(c)           Written notice of such liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series H Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

(d)           After payment of the full amount of liquidating distributions to which they are entitled as provided in Section 6(a) of this Schedule G, the holders of Series I Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(e)           For the purposes of this Section 6, none of (i) a consolidation or merger of the Partnership with or into another entity, (ii) a merger of another entity with or into the Partnership or (iii) a sale, lease or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a liquidation, dissolution or winding-up of the Partnership (unless all or substantially all of the proceeds thereof are distributed by the Partnership, in which case a liquidation, dissolution or winding-up of the Partnership shall be deemed to have occurred).

16.                              Redemption.

(a)               Mandatory Redemptions.  On the Maturity Date, the Partnership shall redeem the Series I Preferred Units at a redemption price equal to the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.

(b)           Optional Redemption. At any time prior to the Maturity Date, the holders of the Series I Preferred Units shall have the right to redeem the Series I Preferred Units, in whole or in part, for cash, at a redemption price of the $1,000 liquidation value of such Units, plus all accumulated and unpaid distributions.

17.          Purpose.  The Series I Preferred Units are issued by the Partnership in accordance with, and pursuant to, Section 4(d)(ii) of the Third Amended and Restated Agreement of Limited Partnership of GGP Limited Partnership, as amended, and as a direct result of the Unit holders’ contribution of Loan proceeds to the Partnership.  Accordingly, the terms set forth on this Schedule G are intended to be equivalent to the terms of the Note issued by

General Growth Properties, Inc., as borrower, under the Loan Agreement.  To the extent that the terms herein do not provide such equivalency, whether through omission or otherwise, the Partnership shall be authorized, notwithstanding any provision herein to the contrary, to make such adjustments to the provisions of this Schedule G and the Series I Preferred Units.